U. S. Securities and Exchange Commission
                          Washington, D. C.  20549

                                  FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE AT OF 1934

                            Han Logistics, Inc.
                            -------------------
         (Exact name of registrant as specified in its charter)

           NEVADA                                      88-0435998
           ------                                      ----------
(State or Other Jurisdiction of                 (I.R.S. Employer I.D. No.)
 incorporation or organization)


                           5925 Starcrest Avenue
                            Reno, Nevada 89523
                            ------------------
                 (Address of Principal Executive Offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

          None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:

                                333-54002
                                ---------

     Securities to be registered pursuant to Section 12(g) of the Exchange
Act:

                               Common stock
                               ------------
                             (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

Common Stock.
-------------

     All shares of common stock of Han Logistics, Inc., a Nevada corporation ("Han Logistics" or the "Company"), have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by stockholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Han Logistics, each stockholder is entitled to receive a proportionate share of Han Logistics' assets available for distribution to stockholders after the payment of liabilities. There is no provision in our Articles of Incorporation for the modification of rights of stockholders other than by a vote of at least a majority of shares outstanding, voting as a class. There is no provision of our Articles of Incorporation or Bylaws that could have the effect of delaying, deferring or preventing a change in control of Han Logistics.

     Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including Han Logistics' future earnings, capital requirements and financial condition.

Item 2.   Exhibits.

     The following Reports and/or Registration Statements have been filed by the Registrant, and are incorporated herein by reference:

          Form Type                         Filing Date
          ---------                         -----------

          SB-2      (01/19/01)               01/19/01
          SB-2/A1   (07/31/01)               07/31/01
          SB-2/A2   (01/03/02)               01/03/02
          SB-2/A3   (05/13/02)               05/13/02
          SB-2/A4   (09/03/02)               09/03/02
          SB-2/A5   (01/26/05)               01/26/05
          SB-2/A6   (04/29/05)               04/29/05
          SB-2/A7   (05/05/05)               05/05/05
          10-QSB    (03/31/05)               06/27/05
          10-QSB    (06/30/05)               08/12/05
          424B3     (11/09/05)               11/09/05
          10-QSB    (09/30/05)               11/14/05
          NT 10-K   (12/31/05)               03/31/06
          10-KSB    (12/31/05)               04/14/06
          NT 10-Q   (03/31/06)               05/16/06
          10-QSB    (03/31/06)               05/22/06
          10-QSB    (06/30/06)               08/14/06

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         HAN LOGISTICS, INC.


Date: 10-17-06                            /s/ Amee Han Lombardi
      --------                           ----------------------
                                         Amee Han Lombardi
                                         President, Secretary and Treasurer